UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2011

DEX ONE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07155	13-2740040
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Winstead Drive Cary, NC	27513
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 297-1600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Cash and “PIK” Interest Election

On September 28, 2011, Dex One Corporation (the “Company”) delivered notice to The Bank of New York Mellon, in its capacity as trustee under the indenture governing the Company’s $300 million principal amount of 12%/14% Senior Subordinated Notes due 2017 (the “Notes”), of the Company’s permitted election under the indenture to pay interest amounts on the Notes 50% in cash and 50% in payment-in-kind (“PIK”) interest in lieu of making interest payments entirely in cash, commencing for the semi-annual interest period ending March 31, 2012. The Company is making this election to provide financial flexibility as it works to improve its capital structure. For subsequent semi-annual interest periods, the Company may make an election, no later than two business days prior to the beginning of any such semi-annual interest period, to pay interest on the Notes entirely in cash or 50% in cash and 50% in PIK interest. In the absence of such an election for any subsequent semi-annual interest period, interest on the Notes will be payable in the form of the interest payment for the semi-annual interest period immediately preceding such subsequent semi-annual interest period.

Cautionary Note Regarding Forward-Looking Statements

This report contains forward-looking statements based on the Company’s current expectations. Such forward-looking statements include those related to financial flexibility and the Company’s capital structure and the method of payment of interest amounts on the Notes as well as all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors described in the Company’s publicly available reports filed with the Securities and Exchange Commission may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of this report are beyond the Company’s ability to control or predict. The Company does not undertake any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DEX ONE CORPORATION

/s/ Mark W. Hianik

Date: September 28, 2011	Mark W. Hianik Senior Vice President, General Counsel & Corporate Secretary